EXHIBIT 1.1


                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           BRANDYWINE BLUE FUND, INC.

             Pursuant to Section 2-208.1 of the Maryland General Corporation Law (the "MGCL"), Brandywine Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Company"), does hereby certify to the State Department of Assessments and Taxation of Maryland (The "Department") that:

             FIRST: The Company is registered as an open-end investment company under the Investment Company Act of 1940.

             SECOND: Pursuant to Section 2-105(c) of the MGCL, the Board of Directors of the Company duly adopted on March 28, 1996 resolutions: (a) increasing the total number of share of capital stock that the Company has authority to issue pursuant to Article IV of the Company's Articles of Incorporation from twenty million (20,000,000) shares to one hundred million (100,000,000) shares; and (b) authorizing and directing the filing of these Articles Supplementary for record with the Department.

             THIRD: (a) The total number of shares of stock which the Company was heretofore authorized to issue was twenty million (20,000,000) shares, consisting of one class only, designated as "Common Stock," of the par value of $.01 per share and of the aggregate par value of two million dollars ($200,000).

             (b) The total number of share of stock which the Company shall be authorized to issue upon the filing of these Articles Supplementary for record with the Department is one hundred million (100,000,000) shares, consisting of one class only, designated as "Common Stock," of the par value of $.01 per share and of the aggregate par value of one million dollars ($1,000,000).

             FOURTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

             IN WITNESS WHEREOF, the Company has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary as of this 28th day of March, 1996.

                                      BRANDYWINE BLUE FUND, INC.
                                      (the "Company")



   Attest:   ________________________ By:  _________________________________
             Lynda J. Campbell,            Foster S. Friess,
             Secretary                     President
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